Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and among MJ Holdings., a Nevada corporation (the “ Company ”), and Adam Laufer, a resident of the State of Florida (“ Executive ”) is entered into as of April 24, 2017.

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with Executive as Chief Executive Officer and also employ him as President of the Company pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the Executive, who has served as Chief Executive Officer of the Company since February10, 2014, desires to enter into an employment agreement to serve as Chief Executive Officer and also accept employment as the President of the Company pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT

Upon the terms and subject to the conditions of this Agreement, the Company employs the Executive, and the Executive accepts employment.

2. TERM, DATES AND PLACE OF PERFORMANCE

2.1 Term. The term of this Agreement shall begin on April 24, 2017 (the “Effective Date”), and, unless sooner terminated in accordance with the provisions of this Agreement, shall end on April 24, 2018 (the “Initial Term ”), and will thereafter automatically extend for successive one-year periods (each a “Renewal Term”) unless either party gives at least six months’ advance written notice to the other party of its intention not to extend the Initial Term or any Renewal Term, as applicable (a “Notice of Non-Renewal”).

2.2 Dates. This Agreement refers to the dates defined in this Section as follows: (i) the period of time during which the Executive is an employee of the Company during the Initial Term and any Renewal Term is hereinafter referred to as the “Term”; and (ii) each year which begins with the Effective Date (or with the anniversary of the Effective Date) and continues until the next anniversary of the Effective Date is hereinafter referred to as an “Employment Year”.

3. POSITION AND DUTIES

3.1 Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company and, at the request of the Board and for no compensation beyond that specified in Section 4.1 hereof, in such other positions with the Company and its subsidiaries that are reasonably acceptable to Executive. Executive shall have executive duties, functions, authority, and responsibilities commensurate with the office of President and Chief Executive Officer or such other offices Executive from time to time holds with the Company, as a public company, and its subsidiaries, subject, in accordance with applicable law, to the supervision and direction of the Board. Executive currently serves as a Director of the Company.

3.2 Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company.

4. COMPENSATION

4.1 Base Salary. Executive shall be entitled to receive base salary (“Base Salary”) at the annual rate as follows: (a) Seventy-Five Thousand Dollars ($75,000) during the Initial Term less all applicable tax withholdings and deductions by the Company. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and net of all applicable tax withholding and deductions by the Company. Notwithstanding the preceding sentence, the Board shall review Executive’s Base Salary annually and may make adjustments to increase but not decrease such Base Salary, in accordance with the compensation practices and guidelines of the Company in effect from time to time during the Term. In the Board’s annual review of Executive’s Base Salary, it shall in good faith and in consultation with Executive consider any material increase in value of the Company during the Term in determining any increase in the Base Salary.

4.2 Annual Bonus. Commencing on the Effective Date, Executive shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Board in consultation with the Executive for executive officers of the Company and any annual bonus earned thereunder (the “ Annual Bonus ”) shall be paid no later than the 15th day of the third month following the end of the fiscal year for which it is earned (and no earlier than January 1 of the year following such fiscal year) and following certification by the Board of the achievement of agreed-upon performance measures and the amount of the bonus to be paid to Executive for the applicable fiscal year; provided, that in the event that such certification does not occur on or prior to the 15 th day of the third month following the end of such fiscal year, the Annual Bonus will be paid no later than December 31 of the year following such fiscal year.

4.3 Retention Bonus. As an inducement for Executive to enter into this Agreement, the Company hereby agrees to pay Executive a one-time retention bonus in the amount of $75,000 on or before May 1, 2017, subject to applicable tax withholdings and deductions.

4.4 Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation Employment Year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as such policies may exist from time to time.

4.5 Business Expenses. Executive will be promptly reimbursed for all reasonable business expenses incurred by Executive in connection with Executive’s employment subject to Executive’s compliance with the Company’s expense reimbursement policies as in effect from time to time during the Term.

5. TERMINATION; TERMINATION BENEFITS

5.1 By the Company Without “Cause”.

(a) The Company may terminate Executive’s employment without “Cause” (as defined below) at any time following the Effective Date upon delivery of a Notice of Termination to Executive.

(b) Upon termination of Executive’s employment by the Company Without Cause, other than due to a Change of Control Termination Event, Executive shall be entitled to:

(i) the balance of the Base Salary, less payments made to Executive under this Agreement;

(ii) subject to Executive’s execution and delivery to the Company of (a) a letter of resignation resigning as a member of the Board, if applicable, and all other positions with the Company and its subsidiaries (the “Letter of Resignation”) and (b) a general release of claims in such form as reasonably determined by the Company (which execution version of such release will be provided no later than five (5) calendar days following the Date of Termination) and such general release (the “ Release ”) has become irrevocable pursuant to its terms and applicable law.

5.2 By the Company For Cause.

(a) The Company may terminate Executive’s employment for “Cause” in accordance with the requirements of this Section 5.3.

(b) Upon termination of Executive’s employment by the Company for Cause, Executive shall be entitled to the Accrued Amounts.

(c) For purposes of this Agreement, “Cause” shall mean:

(i) continuing and substantial willful failure, neglect or refusal by Executive to perform his duties under this Agreement or to follow the lawful instructions of the Board which has not been cured by Executive (if curable) within ten (10) days after written notice thereof to Executive from the Company;

(ii) Executive’s commission of any material act of fraud or embezzlement against the Company;

(iii) Executive’s material breach of this Agreement, which breach has not been cured by Executive (if curable) within ten (10) days after written notice thereof to Executive from the Company;

(iv) Executive’s conviction of (or pleading guilty or nolo contendere to) any felony;

(v) alcohol or other substance abuse by Executive which, in the reasonable discretion of the Board, materially and adversely affects Executive’s ability to perform his duties required or requested consistent with Executive’s obligations under this Agreement and applicable law; or

(vi) any finding by the Securities and Exchange Commission pertaining to Executive which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

(d) Cause shall not exist with respect to clauses (i), (ii), (iii) or (v) unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board held for the purpose (after five (5) days’ prior written notice to Executive of such meeting and the purpose thereof and an opportunity for Executive, together with his counsel, to be heard before the Board at such meeting), of a finding that, in the good faith opinion of the Board, Executive was guilty of any of the conduct specified in any of such clauses. No act or failure to act by the Executive shall be considered “willful” if done or omitted by Executive in good faith with reasonable belief that such action or omission was in the best interests of the Company.

5.3 By Executive For Good Reason.

(a) Executive may terminate his employment for “Good Reason” (as defined below) by providing a Notice of Termination to the Board within thirty (30) days of the occurrence of the circumstances giving rise to such Good Reason. The foregoing notice shall describe the claimed event or circumstance and set forth Executive’s intention to terminate his employment with the Company; provided, that, the Company has not substantially cured such event within thirty (30) days after receiving such notice. Upon termination by Executive of his employment for “Good Reason”, Executive will be entitled to:

(i) the Accrued Amounts payable in accordance with Section 5.1(a);

(ii) subject to Executive’s execution and delivery to the Company of the Letter of Resignation and the Release, the Severance Payment which payment will be made on the later of the 60 th day following the Date of Termination or the date on which the Release has become irrevocable pursuant to its terms and applicable law, subject to the delay of payment under Section 5.7.

(b) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material failure of the Company to fulfill its obligations under this Agreement, including the failure to make any material payment due hereunder when due, or any other material breach of a term or condition of this Agreement;

(ii) a material and adverse change to the Company’s operations, business model and or business plans, or a material reduction of, Executive’s duties and responsibilities to the Company, including no longer reporting to the Board or a change in title; provided however, that, the hiring or engagement of any person or entity by the Company with the approval of Executive to perform any of Executive’s duties and responsibilities to the Company shall not constitute Good Reason; or

(iii) a material reduction in Executive’s Base Salary (unless such reduction is caused by bona fide financial exigencies and is part of an overall and nondiscriminatory reduction by the Company to the base salaries of all of its senior executives and such reduction is proportional in amount to the reductions suffered by all of such other senior executives).

5.4 Termination Following a Change of Control.

(a) If, within 12 months following a Change of Control, the Company terminates Executive’s employment without Cause, or there is a Termination for Good Reason (a “Change in Control Termination”), the Executive shall be entitled to be paid by the Company following the Date of Termination:

(i) the balance of the unpaid Base Salary within five (5) days following the Date of Termination (the “Severance Payment”);

(ii) subject to Executive’s execution and delivery to the Company of the Release, the Severance Payment which payment will be made on the later of the 60 th day following the Date of Termination or the date on which the Release has become irrevocable pursuant to its terms and applicable law, subject to the delay of payment under Section 5.7; and

(b) For purposes of this Agreement, “Change of Control” shall mean:

(i) Any sale, lease, license, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition;

(ii) Any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by any such person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person becomes the owner of any additional voting securities of the Company that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(iii) During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(iv) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.

5.5 By Executive Without Good Reason.

(a) Executive may terminate his employment without Good Reason by providing a Notice of Termination to the Company at least thirty (30) days prior to the Date of Termination.

(b) Upon termination by Executive of his employment without Good Reason, Executive shall be entitled to receive the Accrued Amounts payable in accordance with Section 5.1(a).

5.6 Non-Renewal of the Term.

(a) Upon termination of Executive’s employment as a result of non-renewal of the Initial Term or any Renewal Term by the Company, Executive will be entitled to the Accrued Amounts payable in accordance with Section 5.1(a).

(b) Upon termination of Executive’s employment as a result of non-renewal of the Initial Term or any Renewal Term by the Executive, Executive will be entitled to the Accrued Amounts payable in accordance with Section 5.1(a).

5.7 Nonqualified Deferred Compensation. Notwithstanding any provision of this Agreement to the contrary (but subject in all respects to Section 16.9 below), if all or any portion of the payments due under Section 5 are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and other guidance issued thereunder), then such Severance Payment will be made on the first day of the seventh month following the month in which Executive’s termination of employment occurs.

5.8 Notice of Termination; Non-Renewal. Any termination of employment pursuant to Sections 5.1 through 5.5 shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13.2.

(a) For purposes of this Agreement, a “Notice of Termination” means a written notice that

(i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, as the case may be, hereunder or preclude Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated pursuant to Sections 5.1 through 5.5, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided, such Date of Termination is in accordance with Sections 5.4 or 5.5, as the case may be), (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Initial Term or any Renewal Term, as applicable.

(c) A termination of employment pursuant to Section 5.6 shall be communicated by a Notice of Non-Renewal to the other party hereto given in accordance with Section 2 and Section 13.2. Notwithstanding anything to the contrary set forth in the Agreement, Executive hereby agrees to execute and deliver the Letter of Resignation to the Company if Executive’s employment is validly terminated for any reason other than for death.

6. CONFIDENTIALITY/TRADE SECRETS

Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person or entity in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “ Proprietary Information ”), including, without limitation, (a) all information, design or software programs (including object codes and source codes), techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (b)  lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment, or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 6 is an example, and that any breach of this Section 6 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7. INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 hereof by Executive, in addition to any other rights at law or in equity the Company may have, Executive agrees that the Company will be entitled to seek, without proof of an inadequate remedy at law, posting any bond or proof of damages, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8. COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION

In the event of termination of Executive’s employment pursuant to Section 5, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access.

9. NON-DISPARAGEMENT

During and after the Term, for any reason, neither Executive nor his agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company’s officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.

10. INDEMNIFICATION

The Company shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that Executive: (a) is or was a director, officer, employee, or agent of the Company or any of its subsidiaries; or (b) while a director, officer, employee or agent of the Company or any of its subsidiaries, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Nevada Revised Statutes, Private Corporations Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, Executive shall be entitled in connection with Executive’s employment and in connection with Executive’s services as an officer and/or director of the Company to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and articles of incorporation of the Company, as the same in the future may be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Company shall advance to Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Company any such reimbursed amounts, without interest, if it is determined in a final, non-appealable judgment by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company for losses incurred in connection with such claim. The indemnification obligations of the Employer shall survive from the Effective Date of this Agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against Executive for which Executive is or may be entitled to indemnification (the “Survival Period ”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Company has received notice on or prior to the end of the Survival Period. During the Term of this Agreement and during the Survival Period, the Company shall, to the extent that the Board determines it to be economically reasonable, maintain for the benefit of Executive, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier. Anything in this Agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this Agreement for any reason, and no release which may be entered into in connection with the termination of the Executive’s employment will be deemed to release the Employer from its obligations under this Section 10.

11. REPRESENTATIONS AND WARRANTIES

11.1 Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:

(a) Executive has the legal capacity and right to execute and deliver this Agreement and to perform his obligations contemplated hereby, and this Agreement has been duly executed by Executive;

(b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(c) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person or entity;

(d) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms; and

(e) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

11.2 The Company hereby represents and warrants to Executive, and the Company acknowledges that Executive has relied on such representations and warranties in entering into this Agreement, as follows:

(a) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Company;

(b) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(d) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

12. ARBITRATION

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment with the Company or the termination of Executive’s employment with the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Miami-Dade County, Florida, before a sole arbitrator selected from the American Arbitration Association,; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. The Company shall bear all administrative costs of any arbitration initiated under this Section 12, including any filing fees and arbitrator fees.

At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The arbitrator shall award reasonable attorney’s fees (including reasonable disbursements) to the party that the arbitrator has determined to be the prevailing party in such arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties hereto and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any person or entity not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

13. GENERAL PROVISIONS

13.1 Assignment, Binding Effect. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned or delegated, in whole or in part, by Executive, and any prohibited assignment attempted by the Executive is void. This Agreement shall be binding on any successor to the Company, whether by merger, acquisition of substantially all of the Company’s assets, or otherwise, as fully as if such successor was a signatory hereto and the Company shall cause such successor to, and such successor shall, expressly assume the Company’s obligations hereunder. Notwithstanding anything else herein contained, the term “Company” as used in this agreement, shall include all such successors.

13.2 Notices.

(a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

MJ Holdings, Inc.

4141 NE 2 Ave.
#204-A
Miami, FL 33137

If to Executive,

Shawn Chemtov

c/o MJ Holdings, Inc.

4141 NE 2 Ave.
#204-A
Miami, FL 33137

(b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

13.3 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of laws.

13.4 Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

13.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior or contemporaneous agreements, arrangements and understandings, whether oral or written, between the parties with respect to such subject matter. Executive and the Company affirm that each fully understands this Agreement’s meaning and effect. Each party hereto has participated fully and equally in the negotiation and drafting of this agreement. This Agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this Agreement. For purposes of Section 6, 8 and 9 of this Agreement, the “Company” as used therein shall be deemed to include the Company and its subsidiaries and their respective successors and assigns.

13.6 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

13.7 Severability. The sections, paragraphs and provisions of this Agreement are severable. If any such section, paragraph or provision is found to be unenforceable, the remaining sections, paragraphs and provisions will remain in full force and effect.

13.8 Counterparts. This Agreement may be executed and delivered (by facsimile, PDF or other electronic transmission) in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.9 Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Furthermore, the Company and its respective officers, directors, employees or agents make no guarantee that this Agreement complies with, or is exempt from, the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A. The parties hereto agree to make such amendments from time to time to the terms and conditions of this Agreement as are necessary to ensure that this Agreement complies with the terms of and in a manner permitted by Section 409A of the Code and any regulation or other official guidance promulgated thereunder. Each payment due hereunder shall be treated as a separate payment under Section 409A of the Code. To the extent required by Code Section 409A, “termination of employment” (or any similar terms) shall mean “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) and the default presumptions thereof). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MJ HOLDINGS, INC.:

By:	/s/ Shawn Chemtov
Name: Shawn Chemtov Title: Director & co-CEO

EXECUTIVE:

By:	/s/ Adam Laufer
Name: Adam Laufer Title: co-Chief Executive Officer and Director